Exhibit 12.1

Frost Brown Todd llc

400 W. Market Street

32nd Floor

Louisville, KY 40202-3363

502-589-5400

June 28, 2023

Commonwealth Thoroughbreds LLC

c/o Commonwealth Markets Inc.

101 Loudon Street, Suite 201

Lexington, Kentucky 40508

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Commonwealth Thoroughbreds LLC, a Delaware series limited liability company (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed offer and sale by the Company (each, an “Offering”) of units of membership interest (the “Units”) in each of the applicable series of the Company as set forth in Schedule 1 hereto (each, a “Series”). We understand that each Series of Units would be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Units (the “Subscription Agreement”).

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company filed with the Secretary of State of Delaware on June 12, 2019; (ii) the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 27, 2019, as amended (the “Operating Agreement”); (iii) the Series Designation of each Series; (iv) corporate proceedings, including the resolutions of the manager of the Company, with respect to the Offerings; and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained therein. We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters. We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Commission. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

We have assumed that (i) the statements of the Company contained in the Offering Statement are true and correct as to all factual matters stated therein, (ii) the Offering Statement will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of Units of each Series at or prior to the issuance thereof. We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the Commonwealth of Kentucky and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the Commonwealth of Kentucky, the federal law of the United States, and the Delaware Limited Liability Company Act (the “Delaware Act”).

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that (i) each Series of Units has been authorized by all necessary series limited liability company action of the Company; (ii) when issued and sold in accordance with the terms set forth in the Operating Agreement, the applicable Series Designation and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement, the Units of each Series will be legally issued under the Delaware Act; and (iii) purchasers of Units of each Series will have no obligation under the Delaware Act to make payments or contributions to the Company (other than their purchase price for the Units and except for any obligation that may arise in the future to repay any funds wrongfully distributed to them as provided under the Delaware Act) solely by reason of their ownership of the Units or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Company or the applicable Series, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement and to any and all references to our firm in the Offering Circular that is a part of the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Frost Brown Todd LLC

FROST BROWN TODD LLC

SCHEDULE 1

Series Designation	Maximum Membership Interests	Maximum Offering Size
Series Tonasah Filly	3,894	$194,700
Series Tapicat Filly	72	$3,600
Series Kissed By Fire	2,357	$117,850
Series Constitution Filly	238	$11,900
Series Medaglia Filly	4,023	$201,150
Series Head of the Class	5,925	$296,250
Series Justify 21’	6,288	$314,400
Series Pensacola	2,394	$119,700
Series Bipartisanship	2,463	$123,150